Exhibit 10.1

AMC ENTERTAINMENT HOLDINGS, INC.

2013 EQUITY INCENTIVE PLAN

Special Performance Stock Unit Award Notice

Participant:[*]

Date of Grant:[*], 2020

Settlement:Each Special Performance Stock Unit (“SPSU”) will convert into one share of Class A Common Stock at the time of settlement.

Dividend Equivalents:The SPSUs shall accrue dividend equivalents.

Tax Withholding:All SPSUs are subject to reduction to satisfy tax withholding obligations at settlement.

Expiration:Non-vested SPSUs will expire on [*], 2030.

Performance Goals:The SPSUs will be divided into six tranches and each tranche will vest, subject to certain service requirements and unless earlier forfeited, upon the attainment of the Stock Price Threshold set forth in the following table:

Tranche	Number of SPSUS	Stock Price Threshold
1	[*]	$12.00
2	[*]	$16.00
3	[*]	$20.00
4	[*]	$24.00
5	[*]	$28.00
6	[*]	$32.00

By executing this Special Performance Stock Unit Award Notice (“Notice”), the Participant agrees and acknowledges that the SPSUs described herein are granted under and governed by the terms and conditions of the Special Performance Stock Unit Award Agreement (“Agreement”) attached hereto and the AMC Entertainment Holdings, Inc. 2013 Equity Incentive Plan (“Plan”), both of which are hereby incorporated by reference and together with this Notice constitute one document.  This Notice may be signed in counterparts, each of which shall be an original with the same effect as if signatures thereto and hereto were upon the same instrument.

The Participant hereby agrees and acknowledges that in exchange for the SPSUs awarded hereunder, his/her current base salary will be reduced, effective March 20, 2020, by $[*] and, as a result, the annual incentive opportunity at target will also be reduced by $[*].  Further, the annual PSU and RSU grants made to Participant pursuant to the Plan as long-term incentives will each be reduced by $[*].  In  the first quarter of 2023, the Participant’s base salary (and annual incentive opportunity, accordingly) will be restored to the Participant’s pre-reduced base salary plus any annual merit increases awarded during intervening years.  Also,  for 2023, the Participant’s long-term incentive opportunity will be restored to the pre-reduced value.  The Participant acknowledges that the Committee retains discretion at all times to alter the structure of both the annual and long-term incentive programs and to determine merit increases to base salary.  The Participant hereby waives any and all rights that might arise under his/her employment agreement as a result of such reductions, including, but not limited to, any provisions (i) prohibiting a decrease in compensation and/or (ii) creating a right to termination of employment for Good Reason.

PARTICIPANT		AMC ENTERTAINMENT HOLDINGS, INC.

By:		By:
	[*]	Name: [*]
Title: [*]

AMC ENTERTAINMENT HOLDINGS, INC.

2013 EQUITY INCENTIVE PLAN

Special Performance Stock Unit Award Agreement

SECTION 1.    Grant of Stock Unit AwardS.

(a)

Stock Unit Awards.  AMC Entertainment Holdings, Inc. (the “Company”) hereby grants to the Participant identified on the foregoing Special Stock Unit Award Notice (the “Notice”) as of the date on such Notice (the “Date of Grant”), Stock Units (the “Units”) in the awards and amounts set forth in the Notice, pursuant to the terms and conditions set forth in the Notice, this agreement (the “Agreement”) and the AMC Entertainment Holdings, Inc. 2013 Equity Incentive Plan (the “Plan”).

(b)	Types of Unit Awards. This Agreement covers the following types of Unit Awards, each constituting a separate award grant. Any references to Units herein shall cover all types of Unit Awards.
(i)	Special Performance Stock Units. Special Performance Stock Units (“SPSUs”) are Units that vest based upon attainment of specified Performance Goals.
(c)

No Purchase Price.  In lieu of a purchase price, this Award is made in consideration of previous and future Service rendered by the Participant to the Company and other concessions made by the Participant.

(d)

Equity Incentive Plan and Defined Terms. Capitalized terms not defined herein shall have the same meaning as in the Plan.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

(e)

Dividend Equivalents.  Each SPSU held as of the record date for dividends or other distributions paid in respect of shares of Common Stock shall be entitled to a dividend equivalent equal to the amount paid in respect of one share of Common Stock.  Prior to settlement of the SPSUs, dividend equivalents shall accumulate and be paid at the same time the SPSUs are settled.  All rights to dividend equivalents shall be forfeited along with and to the extent the SPSUs are forfeited.

SECTION 2.    Performance STOCK UNITS

(f)	Forfeiture. Unvested SPSUs shall be immediately forfeited upon the earliest to occur of:
(i)	Termination of Participant’s Service by the Company for Cause at any time;
(ii)	Termination of Participant’s Service by the Company for any reason other than Cause prior to the 18-month anniversary of the Date of Grant or after the 6-year anniversary of the Date of Grant;
(iii)

Termination of the Participant’s Service as a result of Participant’s death, Disability (as defined in Participant’s Employment Agreement), or resignation for Good Reason (as defined in the Participant’s Employment Agreement, including similar rights that might be titled otherwise) prior to the 18-month anniversary of the Date of Grant or after the 6-year anniversary of the Date of Grant;

(iv)

The Participant’s voluntary termination of Service, including resignation (other than for Good Reason) or retirement, prior to the 3-year anniversary of the Date of Grant or after the 6-year anniversary of the Date of Grant;

(v)	The 6-year anniversary of the Date of Grant if the Participant’s Service has terminated for any reason prior to such date; and
(vi)	the 10-year anniversary of the Date of Grant.

(g)

Vesting.  Each tranche of SPSUs will vest contingent upon both the Company’s achievement of certain Stock Price Thresholds and the Participant’s fulfillment of certain Service Requirements (both as defined below).  The Stock Price Thresholds may be referred to collectively as the “Performance Goals”.

(i)

For purposes of this Agreement, “Stock Price Threshold” shall mean the volume weighted average closing price (“VWAP”) of the Company’s Common Stock as reported by the New York Stock Exchange (“NYSE”) over a rolling consecutive twenty (20) trading day period.

(ii)

Unless earlier forfeited and subject to fulfillment of the Service Requirement, the corresponding number of SPSUs shall vest without further action required by the Committee upon the attainment of the Stock Price Threshold set forth in the following table:

Tranche	Number of SPSUs	Stock Price Thresholds
1	[*]	$12.00
2	[*]	$16.00
3	[*]	$20.00
4	[*]	$24.00
5	[*]	$28.00
6	[*]	$32.00
(iii)

Vesting of each tranche of SPSUs shall not occur until and unless the Participant has fulfilled the Service Requirement.  For purposes of this Agreement, “Service Requirement” shall mean that the Participant remains employed with the Company until the 3-year anniversary of the Date of Grant.  Provided, however, that the Service Requirement shall be deemed fulfilled after the 18-month anniversary of the Date of Grant upon Termination of the Participant’s Service (a) by the Company for any reason other than Cause or (b) as a result of Participant’s death, Disability, or resignation for Good Reason.

SECTION 3.    CHANGE In cONTROL

(h)

Acceleration.  If a Change in Control or other corporate event/transaction occurs and results in the Common Stock no longer being listed and traded on the NYSE or other public exchange, any SPSUs that have attained their Stock Price Threshold (including attainment as a result of the triggering transaction without regard to the trailing VWAP) shall be settled and paid upon such Change in Control or other corporate event/transaction.  All other SPSUs shall be treated in the manner set forth in Section 3(c) below.

(i)

Continuation.  If following a Change in Control or other corporate event/transaction the Common Stock remains listed and traded on the NYSE or other public exchange, this Agreement shall continue unaffected, subject to any adjustments required under Section 4.5 of the Plan.

(j)

Replacement Awards.  If a Change in Control or other corporate event/transaction results in the Common Stock no longer being listed and traded on the NYSE or other public exchange, then any SPSUs that have not attained their Stock Price Threshold shall be exchanged for a new award having equivalent rights and value opportunity as any remaining unvested SPSUs at the time of such Change in Control or other corporate event/transaction (a “Replacement Award”).  The equivalency of a Replacement Award shall be determined by the mutual agreement of the Company and the Participant Representative.  For purposes of this Agreement, “Participant Representative” shall mean a representative selected by majority vote (based upon the number of outstanding SPSUs at the time of the Change in Control) of participants holding SPSUs with rights substantially similar to those provided for in this Agreement. Participant hereby consents to the appointment of the Participant Representative, grants the Participant Representative full authority to exercise Participant’s rights regarding the determination of Replacement Awards, and agrees to bound by the Participant Representatives decisions regarding the same.  Participant further acknowledges and agrees that the terms and conditions of the Replacement Awards will be uniform among all participants and not individually negotiated.  If the Company and the Participant Representative are not able to agree on a Replacement Award within thirty (30) days after commencing discussions, they shall select a mutually agreed upon arbitrator to determine the design of the Replacement Awards.  Each of the Company and the Participant Representative shall submit a proposal to the selected arbitrator and the arbitrator shall select one of the submitted proposals with the arbitrator’s decision binding on all parties.  The parties acknowledge that time is of the essence in determining the Replacement Awards and agree that they will work in good faith to determine the Replacement Awards within sixty (60) days of commencing discussions.  The Company shall pay the arbitration costs if required and the Participant Representative’s costs for legal and financial consultants not to exceed $100,000.

(k)

Committee Discretion.  Notwithstanding and in lieu of the foregoing Sections 3(a)–(c) above, the Committee shall retain the discretion to accelerate vesting and settlement of any unvested SPSUs upon a Change of Control without further right or recourse on the part of the Participant.

SECTION 4.    SETTLEMENT OF UNITS

(l)

Time of Settlement.  Subject to the terms of the Plan and this Agreement, SPSUs shall be settled and paid within 30 days of achieving both the applicable Stock Price Thresholds and the Service Requirement (each, a “Settlement Date).  On the Settlement Date, the applicable Units shall be converted into an equivalent number of shares of Common Stock that will be immediately distributed to the Participant (or the Participant’s legal representative). With regard to shares of Common Stock delivered on the Settlement Date, the Company may at its election either (i) issue a certificate representing the shares, or (ii) not issue any certificate representing the shares and instead document the Participant’s interest by registering the shares with the Company's transfer agent (or another custodian selected by the Company) in book-entry form.

(m)

Delay of Settlement.  Notwithstanding Section 4(a), the Settlement Date may be delayed where the Company reasonably anticipates that the settlement of the Units will violate Federal securities laws or other applicable law; provided that the Units shall be settled at the earliest date on which the Company reasonably anticipates that the settlement will not cause such violation.  For purposes of this Section 4(b), the making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Code shall not be treated as a violation of applicable law.

(n)

Withholding Requirements.  As of the date any tax withholding is due and paid by the Company on behalf of the Participant with respect to Units prior to their Settlement Date, the Company shall accelerate settlement and withhold shares of Common Stock with a Fair Market Value equal to the amount of the applicable tax withholding plus any tax withholding liability incurred as a result of such acceleration.  For tax withholding due upon a Settlement Date, unless otherwise authorized by the Committee, the Company shall withhold shares of Common Stock with a Fair Market Value equal to the amount of the applicable tax withholding.  In all cases, the amount of tax withholding shall be determined by the Company in compliance with applicable tax laws and regulations.  In no instance shall shares of Common Stock be withheld with a Fair Market Value exceeding the maximum amount of tax owed.  Notwithstanding any action the Company takes with regard to tax withholding, the ultimate liability for the payment of taxes remains with the Participant and the Company makes no representation regarding the tax impacts to the Participant upon the grant, vesting or settlement of the Units or any subsequent sale of Common Stock.

SECTION 5.    MISCELLANEOUS PROVISIONS.

(o)

Securities Laws. Subject to Section 4(b), no shares of Common Stock will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations, by any regulatory agencies having jurisdiction, and by any exchanges upon which such shares may be listed have been fully met.  As a condition precedent to the issuance of such shares, the Company may require the Participant to take any reasonable action to meet such requirements.  The Committee may impose such conditions on any shares of Common Stock issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares may be listed, and under any blue sky or other securities laws applicable to such shares.  The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

(p)

Participant Undertaking.  The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect the obligations or restrictions imposed on either the Participant or upon the shares of Common Stock issued pursuant to this Agreement.

(q)

No Right to Continued Service.  Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.  The value of the Units is not a part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

(r)

Notification.  Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

(s)

Entire Agreement.  This Agreement, the Notice and the Plan constitute the entire agreement between the parties hereto regarding the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(t)	Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.
(u)

Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(v)

Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(w)

Amendment.  This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse impact on the Participant or his/her rights hereunder (as determined by the Committee in its reasonable discretion) without the Participant’s consent.

(x)

Governing Law.  This Agreement and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

(y)

Section 409A Compliance.  To the extent applicable, it is intended that the Units comply with the requirements of Section 409A of the Code and the Treasury Regulations and other guidance, compliance programs and other interpretive authority thereunder (“Section 409A”), and that this Agreement shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A.  In the event that (i) any provision of this Agreement, (ii) the Units or any payment or transaction in respect of the Units or (iii) other action or arrangement contemplated by the provisions of this Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A, the Committee shall have the authority to take such actions and to make such changes to this Agreement as the Committee deems necessary to comply with such requirements.  No payment that constitutes deferred compensation under Section 409A that would otherwise be made under this Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A.  Notwithstanding the foregoing or anything elsewhere in this Agreement to the contrary, if the Participant is a “specified employee” as defined in Section 409A at the time of termination of Service with respect to the Units, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A, the commencement of any payments or benefits under the Units shall be deferred until the date that is six months following the Participant’s termination of Service (or, if earlier, the date of death of the Participant).  Notwithstanding anything to the contrary in this Agreement, dividend equivalents shall be paid no later than the March 15 following the calendar year during which the Participant first acquires a vested, legally binding right to receive the dividend equivalent.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A or any damages for failing to comply with Section 409A.

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